Exhibit 10.28

PRIVILEGED AND CONFIDENTIAL	EXECUTION READY VERSION

NOTE PURCHASE AGREEMENT

This NOTE PURCHASE AGREEMENT (this “Agreement”) is made and entered into on December 24, 2018, by and among the following parties:

1.                                      Ucommune Group Holdings Limited, an exempted company incorporated under the laws of the Cayman Islands, whose registered office is at Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands (the “Company”);

2.                                      All-Stars SP X Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at Ritter House, Wickhams Cay II, Road Town, Tortola VG1110, British Virgin Islands (the “Lender”);

3.                                      Ucommune (Beijing) Venture Investment Co., Ltd., a company incorporated under the laws of the PRC, whose registered address is 15-3 Ronghui Garden, Linkong Economic Centre, Shunyi District, Beijing, PRC (“Ucommune”);

4.                                      Each of the individuals listed on Schedule A-1 attached hereto (each, a “Founder”, collectively, the “Founders”); and

5.                                      Baixh Limited, a company incorporated under the laws of the British Virgin Islands, whose registered office is at Commerce House, Wickhams Cay 1, P.O.Box 3140, Road Town, Tortola, VG1110, British Virgin Islands (the “Founder Holding Company”, and together with the Founders, the “Founders Group”).

RECITALS

A.                                    Subject to the terms and conditions hereunder, the Lender agrees to extend to the Company, and the Company is willing to accept from the Lender, a loan in an aggregate amount of ten million US Dollars (US$10,000,000) (the “Loan”). For such purpose, in reliance of the representations and warranties given by the Company and the Founders Group, the Lender is willing to subscribe from the Company, and the Company is willing to issue to the Lender, a convertible promissory note in the principal amount of ten million US Dollars (US$10,000,000) in the form and substance attached hereto as Exhibit A (the “Note”) on the terms and conditions set forth herein and in the Note.

B.                                    Ucommune (Beijing) Venture Investment Co., Ltd. (“Ucommune”), Ucommune (Hong Kong) Limited (“HK Company”) and Ucommune Singapore Pte Ltd. (“Singapore Company”), as Affiliates of the Company, and the Founders Group agree to provide credit enhancement and/or security to the Loan in favor of the Lender in accordance with the terms and conditions set forth in this Agreement and the Note.

C.                                    The Company is contemplating an equity financing to raise fund from the Lender and other bona fide investors mutually agreed by the Company and the Lender (the “Series D Financing”) following the issuance of the Note, in which the Company will issue certain number of senior class(es) of redeemable convertible preferred shares of the Company, including but not limited to, the Series D Preferred Shares.

NOW, THEREFORE, in consideration of the premises set forth above, the mutual promises and covenants set forth herein and other good and valuable consideration, the parties agree as follows:

Unless defined elsewhere in this Agreement, the capitalized terms used in this Agreement shall have the meanings ascribed to them in Section 9.12 herein.

1.             The Note

1.1.                            Purchase of the Note. Subject to the terms and conditions of this Agreement, the Company agrees to issue to the Lender, and Lender agrees to purchase from the Company, the Note in the principal amount of ten million US Dollars (US$10,000,000) (the “Principal Amount”).

1.2.                            Term and Maturity Date. Subject to Section 1.4 of this Agreement and the Note, the term of the Note shall be three hundred and sixty-four (364) days commencing from the Funding Date (as defined below), which term can be extended by mutual agreement of the Lender and the Company in writing (the “Term”). The Principal Amount and any accrued but unpaid interest shall become immediately due and payable when (i) the Term expires, or (ii) an Event of Default (as defined in the Note) occurs, whichever occurs earlier (the “Maturity Date”).

1.3.                            Interest Rate. A simple interest at the rate of eight percent (8%) per annum shall be calculated annually based on a 365-day year and shall be accrued from the Funding Date until the Note is paid in full or converted pursuant to the terms set forth in this Agreement and the Note.

1.4.                            Repayment and Conversion. The Note shall be converted or the Principal Amount shall be repaid in accordance with the terms and conditions in the Note.

1.5.         Shareholder’s Rights.

The parties mutually agree the following:

(a)                                 Upon conversion of the Note into the Conversion Shares, the Lender will be entitled to such rights for the holder of shares in the same class(es) as the Conversion Shares (including but not limited to, any information rights, preemptive rights, first refusal and co-sale rights, voting right, and registration rights) set forth in the relevant Memorandum and Articles of Association of the Company, Shareholders’ Agreement of the Company and other related documents. The Company and the Founders Group shall, and shall cause the related parties to, take all necessary actions to consummate the conversion of the Note into the Conversion Shares if the conditions to conversion as set out in the Note has been satisfied (and, in the case of Third Party Financing, as requested by the Lender), amend and adopt the Memorandum and Articles of Association of the Company and execute relevant Shareholders’ Agreement and other documents reflecting the privileges and preferential rights of the Conversion Shares held by the Lender pursuant to the conversion of the Note.

(b)                                 Notwithstanding Section 1.5(a) above, the Lender shall enjoy such rights as listed in Annex I of the Note so long as the Loan is outstanding.

2.             Credit Enhancement and Security of the Loan.

2.1.                  The Company’s obligation to repay to the Lender any outstanding amount pursuant to the Loan and to perform its obligations under this Agreement and the Note (the “Secured Obligation”) shall be secured by the Company, Ucommune, the HK Company and the Singapore Company through providing the following credit enhancement and security (the “Credit Enhancement and Security”)in favor of the Lender:

(a)                                 Offshore Escrow Account. Subject to Section 2.1(d) herein, within 45 Business Days after the Funding Date, (i) HK Company shall, at its own cost,

open a HKD-denominated escrow account with Citi Bank N.A., (the “HK Escrow Account”), and the Singapore Company shall, at its own cost, open a SGD-denominated escrow account with United Overseas Bank Limited (the “Singapore Escrow Account”, and together with the HK Escrow Account, the “Offshore Escrow Accounts”, each respectively an Offshore Escrow Account”). Each of the Offshore Escrow Accounts shall be subject to the joint control of the Lender and HK Company or Singapore Company, as the case applicable, and any cash or proprietary assets deposited therein from time to time shall not be released to the Group Companies or any third parties until (x) the Company has fully and satisfactorily performed the Secured Obligation, (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note, or (z) the Share Charge has been duly created pursuant to Section 2.1(c) herein below, whichever occurs earlier, (ii) each of HK Company and Singapore Company shall enter into an escrow agreement with the Lender and their respective escrow banks concerning the Offshore Escrow Accounts respectively in the form and substance satisfactory to the Lender (collectively, the “Offshore Escrow Agreements”). The Company, Ucommune and the Founders Group further undertake to the Lender jointly and severally that they shall procure each of HK Company and Singapore Company to continuously and promptly deposit any and all Offshore Revenue into respective Offshore Escrow Account from the establishment of the respective Offshore Escrow Account until (x) the Company has fully and satisfactorily performed the Secured Obligation; (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note; or (z) the Share Charge has been duly created pursuant to Section 2.1(c) herein below, whichever occurs earlier.

(b)                                 RMB Escrow Account. On or before the Funding Date, (i) Ucommune shall, at its own cost, open a RMB-denominated escrow account with China Citic Bank Corporation Limited (the “RMB Escrow Account”). The RMB Escrow Account shall be subject to the joint control of Ucommune and the Lender, and any cash or proprietary assets deposited therein from time to time shall not be released to Ucommune or any third parties (except otherwise stipulated in Section 2.2(a)) until (x) the Company has fully and satisfactorily performed the Secured Obligation; (y) the Note has been converted into Conversion Shares in accordance with the terms and conditions in the Note; or (z) the Share Charge has been duly created pursuant to Section 2.1(c) herein below, whichever occurs earlier, (ii) Ucommune shall enter into an escrow agreement with China Citic Bank Corporation Limited and the Lender concerning the RMB Escrow Account in the form and substance satisfactory to the Lender (the “RMB Escrow Agreement”), and (iii) Ucommune shall have deposited a RMB amount of no less than the equivalent of US$10,000,000 into the RMB Escrow Account at such USD/RMB intermediate exchange rate as published by the People’s Bank of China on the day of such deposit.

(c)                                  Share Charge. After Signing of VIE Contracts, (i) the applicable Founders Group (the “Chargors”) shall and the Company shall procure the Chargors to timely charge certain shares of the Company then held by the Chargors in the Company representing the shareholding percentage equal to 0.77% of the Company to the Lender to secure the Loan (the “Charged Shares”), (ii) the Chargors and the Lender shall enter into a charge agreement in the form and substance satisfactory to the Lender (the “Charge Agreement”), and (iii) the Chargors shall and the rest Founders Group who are not Chargors shall procure the Chargors to deliver or cause to be delivered to the Lender (w) the original share certificate(s) of the Charged Share(s) (the “Charged Share

Certificates”), (x) a signed and undated instrument of transfer (the “Unsigned IOT”) for the Charged Shares to be transferred to the Lender at a nil consideration, (y) a legal opinion issued by the Cayman Islands counsel of the Company addressed to the Lender regarding the validity, legality and enforceability of the Share Charge (as defined below), in the form and substance satisfactory to the Lender, and (z) other documents or evidences as may be reasonably required by the Lender with regard to the perfection of the Share Charge (collectively, the “Share Charge”).

(d)                                 Special Default Interest. In the event that either the HK Company fails to open the HK Escrow Account within 45 Business Days after the Funding Date or the Singapore Company fails to open the Singapore Escrow Account within 45 Business Days after the Funding Date, the Company shall and Ucommune and the Founders Group shall procure the Company to pay to the Lender an amount that would yield addition interest at the interest rate of zero point zero five percent (0.05%) per day from the forty-sixth Business Day after the Funding Date until the date on which the HK Company have opened the HK Escrow Account and the Singapore Company have opened the Singapore Escrow Account.

2.2.     Partial Release of the Fund in Escrow Accounts

(a)                                 Partial Release of Fund in RMB Escrow Account. At any time before the Share Charge is duly created pursuant to Section 2.1(c) of this Agreement, upon the written request and at the cost of the Company or Ucommune, the fund in the RMB Escrow Account may be partially released to Ucommune should the Company have deposited the corresponding amount of fund in the Offshore Escrow Accounts. For clarity, the Company, Ucommune and the Founders Group shall ensure that the balance of the fund in both of the RMB Escrow Account and the Offshore Escrow Account shall at any time and at all times be no less than the then outstanding amount of the Loan and any accrued but unpaid interest thereof.

(b)                                 Full Release of Fund in Escrow Accounts. Upon the written request and at the cost of HK Company, Singapore Company and Ucommune, and the duly creation of the Share Charge pursuant to Section 2.1(c) of this Agreement, the fund in the Offshore Escrow Account and the fund in the RMB Escrow Account shall be fully released to HK Company, Singapore Company and Ucommune, respectively and immediately.

2.3.               Discharge of the Share Charge. In the event that either (i) the Note is converted pursuant to the terms and conditions set forth in the Note or (ii) the principal and interests thereon under the Note is fully repaid, upon the written request and at the cost of the Company, the Lender shall (i) terminate the Charge Agreement with the Chargors, (ii) return the Charged Share Certificates and the Unsigned IOT to the Chargors, and (iii) take other actions as may be reasonably requested by the Company for the purpose of discharging and terminating the Share Charge at the cost of the Company.

2.4.     Exclusivity of the Security

(a)                                 The security and credit enhancement set forth in Section 2.1, 2.2 and 2.3 of this Agreement shall be exclusive to and solely for the benefit of the Lender, free of any liens or encumbrances of whatsoever nature (other than the liens or encumbrances created to secure the Secured Obligation) and used for the sole purpose of securing the Secured Obligation.

(b)                                 The parties further agree that, (i) any expenses and costs incurred by the Lender in relation to the repayment of the Loan and losses occurred to the Lender due to fluctuations in foreign exchange rate shall be borne solely by the Company.

3.             Closing, Conditions and Delivery

3.1.                            Closing. The issuance of the Note by the Company to the Lender (the “Closing”) shall be conducted remotely via exchange of signed documents within five (5) Business Days following the satisfaction or waiver by the Lender of conditions as stated under Section 3.3 below.

3.2.                            Funding. Subject to Section 3.3, within ten (10) Business Days following the Closing, the Lender shall wire the Principal Amount to the bank account of the Company as set forth in Schedule B hereto.

3.3.                            Conditions Precedent to the Funding. The obligations of the Lender to pay the Principal Amount to the Company against the duly issuance of the Note shall be subject to the fulfillment on or before the Closing of each of the following conditions, unless waived by the Lender:

(a)                                 the Company shall have obtained due authorization for execution, delivery and performance of this Agreement, the Note, and other ancillary documents with respect to the Loan, including but not limited to, the board resolutions and shareholders resolutions, each with unanimous consents thereof, of the Company;

(b)                                 the Company have obtained due authorization of providing the Credit Enhancement and Security, including but not limited to, the board resolutions and shareholders resolutions, each with unanimous consents thereof, and has obtained due authorization for Ucommune’s execution, delivery and performance of the RMB Escrow Agreement and other ancillary documents, including but not limited to the duly adopted board resolutions.

(c)                                  the Company shall have obtained due authorization from the board of directors for execution, delivery to an Affiliate of the Lender, and performance of the Investment Framework Agreement, the Restructuring Plan and the transactions contemplated thereunder through a resolution of the board of directors with unanimous consents thereof;

(d)                                 the Company shall have drafted a Commitment Letter in such a form as approved by the Lender for the purpose of seeking Requisite Shareholders’ consent and cooperation with the execution and performance of the Restructuring Plan and the transactions contemplated thereunder;

(e)                                  the Lender has completed necessary interim due diligence investigation against the Group Companies with the results being satisfactory to the Lender, including legal due diligence and financial due diligence;

(f)                                   the representations and warranties the Company and the Founders Group jointly and severally have made to the Lender under Section 4.1 hereof shall be true, correct, complete and not misleading, and shall be true, correct, complete and not misleading as of the Funding Date with the same force and effect as if they had been made on and as of such date;

(g)                                  the RMB Escrow Agreement has been duly executed, Ucommune has opened and has been maintaining the RMB Escrow Account according to the terms and conditions set forth in the RMB Escrow Agreement, and Ucommune has deposited a RMB amount of no less than the equivalent of US$10,000,000 into the RMB Escrow Account at such USD/RMB intermediate exchange rate as published by the People’s Bank of China on the day of such deposit; and

(h)                                 the Company has issued and delivered, and/or has caused to be issued and delivered, to the Lender all the items referred to in Section 3.4 of this Agreement and the Lender has accepted delivery of such items.

3.4.                            Closing Delivery. All parties hereto agree that, on the date of issuance of the Note, the Company and the Founders Group shall deliver or cause to be delivered to the Lender: (i) a true copy of the original executed copy of this Agreement duly signed by the Company and the Founders Group; (ii) a true copy of the original executed copy of the Note duly signed and issued by the Company for the Principal Amount in favor of the Lender, with the original Note being delivered to the Lender within three (3) Business Days thereafter; (iii) copies of the duly adopted board resolutions and/or shareholders resolutions of the Company as provided in Section 3.3(a), Section 3.3(b) and Section 3 .3 (c).

4.             Representations and Warranties

4.1.                            Representations and Warranties of the Company and the Founders Group. The Company and the Founders Group hereby jointly and severally represent and warrant to the Lender on the date hereof and as of the Funding Date as follows:

(a)                                 Each of the Group Companies and the Founder Holding Company is duly organized, validly existing and in good standing under, and by virtue of, the laws of the place of its incorporation or establishment and has all requisite power and authority to own its properties and assets and to carry on its business as now conducted and as presently proposed to be conducted (including but not limited to the Business). Each Group Company is qualified to do business and is in good standing in each jurisdiction in which it operates. No order has been made, petition presented or resolution passed for the winding up, liquidation or dissolution of any Group Company and no execution or other process of similar nature has been levied on any Group Company’s assets.

(b)                                 The Company has sufficient authorized but unissued share capital for the Company to perform its obligations under this Agreement and the Note. The Company shall maintain and reserve sufficient amount of the equity securities for the Conversion Shares in the share capital of the Company on or before the conversion of the Note such that the Lender will receive sufficient amount of Conversion Shares upon conversion of the Note. No consent of any third party is required for the issuance of the Note, and the allotment and issue of any of the Conversion Shares under the Note. Upon issuance of the Conversion Shares to the Lender, the Conversion Shares will be free of any liens and encumbrance of whatsoever nature.

(c)                                  All corporate actions on the part of the Company and/or the Founders Group for (1) the authorization, execution and delivery of, and the performance of all obligations under, this Agreement and the Note; and (2) the issuance of the Note under this Agreement, have been taken or will be taken prior to the Closing. Each of this Agreement and the Note is a valid and binding obligation of the Company and the Founders Group, enforceable in accordance with its terms, subject, as to enforcement of remedies, to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles. The execution, delivery, performance and observance by the Company and/or the Founders Group of their respective obligations under the Agreement and the Note, the issue and delivery of the Note and the Conversion Shares do not and will not, with or without the passage of time or the giving of notice or both, (i) conflict with or result in a breach of the certificate of incorporation, business license, Memorandum and Articles of association, or other organizational or charter documents of any Group Companies and the Founder Holding Company; (ii) conflict with or result in a breach of any law, regulation or judicial order binding on the Group Company and/or the Founders Group; or (iii) result in any Group Company or Founders Group (a) being rendered insolvent or bankrupt as the case may be; (b) being incapable of paying its debts or performing its obligations as such debts or obligations become due in the usual course of business; (c) having liabilities that exceed its assets; or (d) commencing any bankruptcy, reorganization or insolvency proceeding, or other proceeding, under any applicable law for the relief of debtors.

(d)                                      To the extent required by applicable laws and regulations, all consents, approvals, orders, authorizations or registrations, qualifications, designations, declarations or filings with any Governmental Authority on the part of each Group Company and the Founders Group required in connection with the execution, delivery and performance of this Agreement, the Note and other related transactions concerning the Loan and the consummation of the transactions contemplated thereunder and for the conduct and operation of the Business have been obtained and remain effective as of the Funding Date.

(e)                                       Nothing in this Agreement or the Note shall create a fiduciary duty on the Lender (or its Affiliates) to the Group Companies, the Founders Group or their respective shareholders, general partners, limited partners, interest holders, beneficiary owners and the like, as the case may be and if applicable.

(f)                                        None of the Group Companies and any of their respective directors, officers, agents, employees, representatives or Affiliates has violated, or is in violation of, the U.S. Foreign Corrupt Practices Act of 1977, as amended, or the rules and regulations thereunder (the “FCPA”) (including, without limitation, making use of the mail or any means or instrument of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political office, in contravention of the FCPA) applicable to it or to them, the OECD Convention on Bribery of Foreign Public Officials in International Business Transactions (the “OECD Convention”) or any similar law, applicable to it or to them, and each Group Company and each of its directors, officers, agents, employees and Affiliates have conducted its respective business in compliance with the FCPA, the OECD Convention and any similar law applicable to it or to them.

(g)                                       None of the Group Companies and any of their respective directors, officers, agents, employees, representatives or Affiliates has violated any applicable anti bribery or anti-corruption law or regulation, including but not limited to, the FCPA, the United Kingdom Bribery Act 2010, the Prevention of Bribery Ordinance of Hong Kong, the Prevention of Corruption Act of Singapore, the PRC Anti-Unfair Competition Law, the Interim Rules on Prohibition of

Commercial Bribery, the PRC Criminal Law and the Opinions on the Legal Application of Commercial Bribery Cases issued by the PRC Supreme People’s Court and the Supreme People’s Procuratorate, and each Group Company and each of its respective directors, officers, agents, employees and Affiliates conduct their respective business in compliance with the applicable anti bribery or anti-corruption laws and have not taken any of the following actions: (i) use any corporate funds for any unlawful contribution, gift, entertainment or other unlawful payments to any foreign or domestic governmental official or employee from corporate funds; or (ii) offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, to any officer, employee or any other Person acting in an official capacity for any Governmental Authority to any political party or official thereof or to any candidate for political office or to any Person under circumstances where such Persons knew or was aware of a high probability that all or a portion of such money or thing of value would be offered, given or promised, directly or indirectly, to any government official.

(h)                                      Each of the Group Companies and the Founders Group is solvent and will not become insolvent or bankrupt as a result of the Company and the Founders Group entering into and performing any transaction document concerning the Loan to which it is a party. No petition has been presented, no order has been made, and no resolution has been passed for the winding up of any of the Group Companies or the Founders Group or for the appointment of a trustee-in-bankruptcy, liquidator or provisional liquidator to any Group Company or the Founders Group. No trustee-in-bankruptcy or administrator has been appointed in relation to any Group Company or the Founders Group and no notice has been given or filed with the court of an intention to appoint a trustee-in-bankruptcy or an administrator and no petition or application has been presented or order has been made for the appointment of a trustee-in-bankruptcy or an administrator in respect of any Group Company or the Founders Group. No trustee-in-bankruptcy, receiver or administrative receiver or manager has been appointed, nor any notice given of the appointment of any such Person, over the whole or part of the business or assets of any Group Company or the Founders Group. No Group Company or Founders Group is subject to or threatened by any other procedures or steps that are analogous to those set out above. No Group Company or Founders Group takes, any steps or actions to effect a winding up, dissolution, administration or reorganization (for the purpose of this clause, “administration” and “reorganization” shall exclude the restructuring contemplated in the Restructuring Plan) (by way of voluntary arrangement, scheme of arrangement or otherwise) of any Group Company or the Founders Group or any solvent liquidation, amalgamation, merger or reorganization of any Group Company or the Founders Group, or to enter into a composition, assignment or arrangement with any creditor of any Group Company or the Founders Group.

(i)                                          Each Group Company is materially in compliance with the applicable law relating to Tax in all jurisdictions, have duly and timely filed all Tax returns that are required to be filed in all jurisdictions or have duly requested extensions thereof and have withheld (if required) and paid all Taxes required to be paid by any of them in all jurisdictions and any related assessments, fines or penalties, except for any such tax, assessment, fine or penalty that is being contested in good faith and by appropriate proceedings and save that Cayman Islands stamp duty may be payable if the original of any transaction documents is executed in or brought to the Cayman Islands, or produced before a Cayman

Islands court; adequate charges, accruals and reserves have been provided for in the financial statements provided to the Lender in respect of all Taxes for all periods as to which the tax liability of any Group Company has not been finally determined or remains open to examination by the applicable tax authority.

(j)                                         All written materials, figures and information provided to the Lender or its Affiliates by any Group Company or the Founders Group or any of its directors, officers and advisors were at the date of provision of each such material, true, accurate, and not misleading in any material respect. All information contained or referred to in this Agreement in respect of the Group Companies and the Founders Group is true and accurate on the terms thereunder and not misleading. The omission to state in such materials and any fact necessary to make in the statements in such materials is not misleading. There is no untrue statement in any material respect contained in any material or document provided by the Company for the Founders Group for use in connection with the Note and the purchase of the Note.

(k)                                      No Group Company has any off balance sheet transactions, arrangements and obligations, and no Group Company has relationships with unconsolidated entities that are contractually limited to narrow activities that facilitate the transfer of or access to assets by the relevant Group Company, such as structured finance or special purpose entities, that may have an adverse effect on the liquidity of the relevant Group Company or the requirements of the relevant Group Company for capital resources.

(l)                                          The offer and sale of the Note pursuant to this Agreement is, and the issuance of the Conversion Shares, upon the conversion of the Note, will be exempt from the registration requirements of the United States Securities Act of 1933, as amended (the “Act”).

(m)                                  Since the Statement Date, each Group Company (i) has operated its business in the ordinary course consistent with its past practice, (ii) used its reasonable best efforts to preserve its business, (iii) collected receivables and paid payables and similar obligations in the ordinary course of business consistent with past practice, and (iv) not engaged in any new line of business or entered into any agreement, transaction or activity or made any commitment except those in the ordinary course of business consistent with past practice, or those separately or collectively will not result in a Material Adverse Effect on the Company or Ucommune.

4.2.         Representations and Warranties of the Lender.

(a)                                      The Lender is duly organized, validly existing and in good standing under the laws of the place of its incorporation or establishment. The Principal Amount that the Lender provides to the Company under this Agreement and the Note is legitimate and free from any encumbrance.

(b)                                      All corporate actions on the part of the Lender for the authorization, execution and delivery of, and the performance of all obligations under this Agreement and the Note have been taken or will be taken prior to the Closing. Each of this Agreement and the Note is a valid and binding obligation of the Lender.

5.             Covenants.

5.1.         Use of Proceeds. The Company shall use the proceeds from its sale of the Note (the

“Proceeds”) for purposes of working capital, corporate, hiring, research and development of the Group Companies in connection with their business operations or expansion, provided that the Company and the Founders Group shall not use, nor shall the Company or the Founders Group allow any Person who may have access to the Proceeds to use, the Proceeds for purchase of listed securities (including but not limited to shares, bonds and derivative financial instruments) or any interest herein or redeem or buy back any shares or equity interest of any Group Companies from stockholders or beneficiary owners thereof.

5.2.     Compliance with Laws

(a)                                 The Company and the Founders Group shall, and shall cause the Group Companies to, comply with all applicable laws and regulations, including but not limited to applicable laws and regulations in connection with the operations and businesses of the Group Companies (including but not limited to all applicable Tax and foreign exchange laws and regulations). The Company and the Founders Group shall use commercially reasonable efforts to cause all shareholders of each Group Company, and any successor entity or Affiliate of any Group Company to, timely complete all required registrations and other procedures with applicable Governmental Authorities (as and when required by applicable laws and regulations) so that the Group Companies can comply with the aforementioned applicable laws and regulations.

(b)                                 To the extent permitted by the applicable laws, the Company and the Founders Group shall use commercially reasonable efforts to procure each of the Group Companies to, (a) obtain and maintain in a timely manner all requisite consents and permits for conducting the businesses as from time to time being conducted by such Group Companies (the “Business”) in compliance with all applicable laws, and (b) if so required by any applicable laws, obtain additional consents and permits necessary for conducting the Business as soon as possible but in any event no later than the time limit required by the applicable laws and regulations or the competent Governmental Authorities.

5.3.               Due Performance. The Founders Group and Ucommune shall use their best efforts to procure the Company to perform its obligations in this Agreement and the Note in a timely and proper manner. Ucommune’s obligation and undertaking in this Agreement shall be limited to Section 2.1, 2.2 and this Section 5.3. The execution of this Agreement by Ucommune shall not lead it to assume any repayment obligation of the Loan, nor shall lead Ucommune be deemed to have assumed any guarantee or other security duty to the Load under this Agreement and the Note.

5.4.               Failure of Conversion. In the event that the Principal Amount is not directly converted into any Conversion Shares, the Company and the Founders shall cause for the delivery of equity or assets to the Lender as if the Principal Amount has been converted into such Conversion Shares.

5.5.               Series D Financing. Each of the Company, the Founders Group and the Lender shall take all actions necessary to enter into the Series D Share Subscription Agreement, Shareholders’ Agreement and other ancillary transaction documents and use their best efforts to complete the Series D Financing.

5.6.               Authorization of the Preferred Shares. In case of conversion into the Series D Preferred Shares of the Note, immediately prior to or upon the conversion of the Note by the Lender, (a) the Company and the Founders shall take all actions necessary to authorize sufficient number of the Series D Preferred Shares, to be issued upon the conversion of such Note; (b) the Company and the Founders shall take all actions necessary to enter into and effect Series D Subscription Agreement, Shareholders’ Agreement and other transaction documents regarding Series D Financing in accordance with this Agreement.

5.7.                            Shareholders Signing of Commitment Letter. The Company and the Founders Group hereby covenant that, within three (3) months from the Funding Date, the Company and the Founders Group shall use their best endeavors to procure the Requisite Shareholders to sign the Commitment Letter.

5.8.                            Seniority of Loan. The Company and the Founders hereby unconditionally covenant that the Loan constitutes direct, unsubordinated, senior, and secured obligations of the Company that takes primacy over any other present or future, secured or unsecured notes, debts, liabilities or obligations of the Company.

5.9.                            Third Party Financing. The parties further agree that terms in Section 4 applicable to Series D Financing shall apply to Third Party Financing on a mutatis mutandis basis.

5.10.                     Notice of Certain Events. If at any time before the Closing, any of the Company and the Founders Group comes to know of any material fact or event which:

(a)                                 is in any way materially inconsistent with any of the representations and warranties in this Agreement;

(b)                                 may have a Material Adverse Effect; or

(c)                                  suggests that any fact warranted hereunder may not be as warranted or may be misleading.

then such Company or Founders Group (as applicable and as the case may be) shall give notice to the Lender in writing of any matter of thing related to the aforementioned fact or event.

5.11.                     Approval of Documents Relating to Offshore Escrow Account. On or before opening each of the Offshore Escrow Accounts, HK Company or Singapore Company (as applicable and as the case may be) shall have obtained due authorization for execution, delivery and performance of the applicable Offshore Escrow Agreement and other ancillary documents, including but not limited to the duly adopted board resolutions of HK Company or Singapore Company (as applicable and as the case may be) respectively.

5.12.                     Approval of Documents relating to Share Charge. On or before Signing of the Charge Agreement, the Company shall have obtained due authorization for (x) execution, delivery and performance of the Charge Agreement and other ancillary documents, including but not limited to the board resolutions with unanimous consents thereof of the Company, (y) the delivery of the Charged Share Certificate and Unsigned IOT and (z) execution, delivery and performance of other documents or evidences in connection with the Share Charge.

6.                                      Termination.

6.1.                            This Agreement may be terminated prior to the Closing as follows:

(a)                                 at any time on or prior to the Closing, by mutual written consent of the Company and the Lender; or

(b)                                 at the election of the Company, if there has been a breach of any representation, warranty, covenant or agreement on the part of the Lender contained in this Agreement or the Note, which breach has not been cured (to the extent curable) within thirty (30) Business Days after notice to the Lender of such breach; or

(c)                                  at the election of the Lender, if there has been a breach of any representation, warranty, covenant or agreement on the part of any Company contained in this Agreement or the Note, which breach has not been cured (to the extent curable) within thirty (30) Business Days after notice to the Company of such breach.

6.2.                            Survival. If this Agreement is terminated and the transactions contemplated hereby are not consummated as described above, then this Agreement shall become void and of no further force and effect. The provisions of this Section 6 (Termination), Section 8 (Indemnity) and Section 9 (Miscellaneous) shall survive the expiration or early termination of this Agreement and no party hereto shall be relieved of any liability for a breach of this Agreement or for any misrepresentation hereunder and such termination shall not be deemed to constitute a waiver of any available remedy (including specific performance if available) for any such breach or misrepresentation.

7.                                      Exclusivity

The Company and the Founders Group hereby unconditionally covenant to the Lender that, within twelve (12) months from the Funding Date, the Company shall not, and the Company and the Founders Group shall cause the Group Companies not to, conduct any Third Party Financing unless the following conditions are satisfied or waived by the Lender:

(a)                                 the Lender receives the guaranteed investment allocation of no less than US$150 million from the Company in the Series D Financing and/or the Third Party Financing, which allocation includes the Principal Amount pursuant to the conversion of the Note and an investment allocation of US$50 million allocated to the Lender in the form of a warrant allowing the Lender to purchase additional Series D-3 Preferred Shares and/or such other senior class(es) of shares with similar preferential rights and privileges as the Series D-3 Preferred Shares that are reclassified from the outstanding junior class(es) of shares of the Company on the same terms and conditions;

(b)                                 the Lender is entitled to any more favorable preferential rights, privileges or treatments which the Company or the Founders Group grants to such third parties investing into the Group Companies;

(c)                                  the Lender is entitled to control such series of shares of the Company which the Lender may purchase from the Company as the lead investor in corresponding round of equity financing in which such series of shares is offered to the Lender for subscription by the Company (For clarify, in the case that Series D Financing occurs and there are four series in such class (series D-1, series D-2, series D-3 and series D-4) , and the Lender, as the lead investor, invested in series D-1 and series D-2 preferred shares, then the Lender is entitled to control series D-1 and series D-2 preferred shares). For the purpose of this Section 7(c), the term “control” shall mean, by way of example but not as limitation, the power to negotiate, dictate and decide the preferential rights and privileges attached to such series of shares with the Company, the right to vote in representation of a majority voting power of such series of shares, the stand-alone veto right over material matters of the Group Companies, including but not limited to, trade sale, IPO and liquidation (voluntary or involuntary) of the Group Companies, in representation of such series of shares, or the combination of any of the foregoing, to the extent permitted by the applicable laws;

(d)                                 the pre-money valuation of the Company on a fully diluted and as-converted basis as offered to the third parties shall not be less than US$2.5 billion, unless such lower pre-money valuation of the Company has also been offered to the Lender and/or, if applicable, a full ratchet adjustment or the like has been carried out by the Company in favor of the Lender for any shares then held by the Lender in the Company as if the Lender invested in the Company based on such lower pre-money valuation of the Company; and

(e)                                  the Lender has a preemptive right to purchase any additional equity securities that may be issued by the Company to third parties based on its shareholding ratio in the Company based on its then investment in the Company on a pro rata and fully diluted and as-converted basis.

8.                                 Indemnity

The Company undertakes to the Lender that if the Lender or any of its Affiliates (each, an Indemnified Person”), incurs any loss, liability, cost, charges, claim, damages, fees, expense (including but not limited to legal fees, costs and expenses), judgment, award or demand (or actions in respect thereof) (a “Loss”) which directly arises out of any material breach by the Company of any of the representations, warranties, undertakings and agreements contained in this Agreement, the Company shall pay to the Lender on demand an amount (the “Indemnification”) equal to such Loss. This undertaking to make payment will be in addition to any liability that the Company may otherwise have.

9.                                 Miscellaneous

9.1.               Amendments. Terms of this Agreement may be amended only with the written consent of the Company, the Founders and the Lender. The terms of the Note may be amended only with the written consent of the Company and the Lender, provided that no amendment shall be made to the Agreement unless the Note is amended in the same way. Any amendment effected in accordance with this Section 9.1 shall be binding upon the Company, the Founders Group and the Lender, and each transferee(s) or future holder(s) of the Note(s).

9.2.               Governing Law. This Agreement shall be governed by the laws of the Hong Kong Special Administrative Region of the PRC (“Hong Kong”), without giving effect to the conflict of laws thereof.

9.3.               Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of each party of this Agreement contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Funding Date and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Lender.

9.4.               Confidentiality and Non-Disclosure. The parties acknowledge that the existence and the terms of this Agreement and the Note, and any oral or written information exchanged between the parties in connection with the preparation and performance of this Agreement and the Note is regarded as confidential information. Each party shall maintain confidentiality of all such confidential information, and without obtaining the written consent of the other party, it shall not disclose any relevant confidential information to any third parties, except for the information that: (a) has been in the public domain (other than through the receiving party’s unauthorized disclosure); (b) is under the obligation to be disclosed pursuant to the applicable laws or regulations, rules of any stock exchange, or orders of the court or other government authorities; or (c) is required to be disclosed by any party to its shareholders, investors, legal counsels or financial advisors regarding the transaction contemplated hereunder, provided that such shareholders, investors, legal counsels or financial advisors shall be bound by the confidentiality obligations similar to those set forth in this Section 9.4. Disclosure of any confidential information by the staff members or agencies hired by any party shall be deemed disclosure of such confidential information by such party, which party shall be held liable for breach of this Agreement. This Section 9.4 shall survive the termination of this Agreement for any reason.

9.5.               Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

9.6.               Entire Agreement. This Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subject matters hereof and thereof.

9.7.               Severability. In case any provision of this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

9.8.               Titles and Subtitles; Construction. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. This Agreement shall be construed according to its fair language. The rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be employed in interpreting this Agreement.

9.9.               Notices. Except as may be otherwise provided herein, all notices, requests, waivers and other communications made pursuant to this Agreement shall be in writing and shall be conclusively deemed to have been duly given (a) when hand delivered to the other party; (b) when sent by facsimile at the number set forth below, upon a successful transmission report being generated by the sender’s machine; or (c) three (3) Business Days after deposit with an internationally-recognized overnight delivery service, postage prepaid, addressed to the parties as set forth below with next-business-day delivery guaranteed, provided that the sending party receives a confirmation of delivery from the delivery service provider.

To the Company:

Ucommune Group Holdings Limited

Address:	Tower D, No.2 Guanghua Road, Chaoyang District, Beijing 100026, P. R. China

Attention:	Xiao Xuefei

Phone:	+86 13811247023

E-mail:	xiaoxf@ucommune.com

To the Founders Group:

Address:	Tower D, No.2 Guanghua Road, Chaoyang District, Beijing 100026, P. R. China

Attention:	Mao Daqing

Phone:	+8610 51003098

E-mail:	maodq@ucommune.com

To the Lender:

All-Stars SP X Limited

Address:	Suite 2103, Two Exchange Square, 8 Connaught Place, Central, Hong Kong

Attention:	Esther Woo

Facsimile:	+852 3468 3759

Phone:	+852 3468 3757

E-mail:	notice@allstarsinvestment.com

With a Copy to:

Address:	18th Floor, East Tower, World Financial Center 1 Dongsanhuan Zhonglu, Chaoyang District, Beijing 100020, P. R. China

Attention:	Rocky T. Lee

Facsimile:	+86 10 5878 5599

Phone:	+86 10 5878 5588

E-mail:	rocky.lee@cn.kwm.com

Each Person making a communication hereunder by facsimile shall promptly confirm by telephone to the Person to whom such communication was addressed each communication made by it by facsimile pursuant hereto but the absence of such confirmation shall not affect the validity of any such communication. A party may change or supplement the addresses given above, or designate additional addresses, for purposes of Section 9.9, by giving the other party written notice of the new address in the manner set forth above.

9.10.                     Counterparts. This Agreement may be executed by facsimile and in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.

9.11.                     Dispute Resolution. The parties agree to negotiate in good faith to resolve any dispute between them regarding this Agreement. If the negotiations do not resolve the dispute to the reasonable satisfaction of all parties within thirty (30) days, such dispute shall be referred to and finally settled by arbitration at the Hong Kong International Arbitration Centre (“HKIAC”) in accordance with then effective HKIAC procedure rules (“HKIAC Rules”), which rules are deemed to be incorporated by reference into this Section 9.11, subject to the following: (i) the arbitration tribunal shall consist of three (3)

arbitrators to be appointed according to the HKIAC Rules; and (ii) the language of the arbitration shall be English. The prevailing party shall be entitled to reasonable attorney’s fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

9.12.                     Definitions. In addition to any terms defined elsewhere in this Agreement, the following terms have the meanings indicated for purposes of this Agreement (such definitions being equally applicable to the singular and plural forms of the defined term):

(a)                                 “Affiliate” means with respect to any individual, corporation, partnership, association, trust, or any other entity (in each case, a “Person”), any other Person that directly, or indirectly through one or more intermediaries, Controls, or is Controlled by, or under common Control with, the Person specified, and (a) with respect to an individual, shall include such Person’s spouse, parents, children, siblings, mother-in-law, father-in-law and brothers and sisters-in-law, and (b) with respect to any Person that is an investment fund or account (or a subsidiary of any such investment fund or account), any other investment fund or account (or a subsidiary of any such investment fund or account) managed by the investment manager of such investment fund or account (or, if such Person is a subsidiary of an investment fund or account, the investment fund or account of which such Person is a subsidiary) and any Person who succeeds such manager as the manager of such investment fund or account, as applicable.

(b)                                 “Beijing Affiliates” shall means the companies as listed in Schedule D attached hereto.

(c)                                  “Business Day” shall mean any day that is not a Saturday, Sunday, legal holiday or a day on which banks are required to be closed in the United States, Hong Kong or the PRC.

(d)                                 “China CDR” shall mean Chinese depository receipts that may be issued by the Group Companies for the purpose of public trading in the stock changes in the PRC in accordance with the PRC Securities Law, Opinions on Launching a Pilot Program of Issuance of Stocks or Depositary Receipts within China by Innovative Enterprises and other applicable laws and regulations of the PRC.

(e)                                  “Control” (including the terms “Controlling,” “Controlled by” and “under common Control with”) of a given Person means the power or authority, whether exercised or not, to direct the business, management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, which power or authority shall conclusively be presumed to exist upon possession of beneficial ownership or power to direct the vote of more than fifty percent (50%) of the votes (on an as-converted basis) entitled to be cast at a meeting of the members or shareholders of such Person or power to control the composition of a majority of the board of directors of such Person.

(f)                                   “Commitment Letter” shall mean the Commitment Letter set out in Exhibit C attached hereto.

(g)                                  “Conversion Shares” shall mean, in the case of Series D Financing, the Series

D-1 Preferred Shares, the Series D-2 Preferred Shares and the Series D-3 Preferred Shares to be issued to the Lender pursuant to conversion of the Note; and in the case of Third Party Financing, shall mean the shares of the most senior class(es) of shares that the Company issued in such financing, which will be issued to the Lender pursuant to conversion of the Note. “Funding Date” shall mean the date on which the Lender wires the Principal Amount to the account provided by the Company.

(h)                                 “SAFE 37# Registration” shall means the registration required by the Notice of the State Administration of Foreign Exchange on Issues Relating to Foreign Exchange Control for Overseas Investment and Financing and Round-tripping by Chinese Residents through Special Purpose Vehicles promulgated by the State Administration of Foreign Exchange of PRC (as amended).

(i)                                     “Group Companies” shall mean the Company, Ucommune, Youxianji and the entities established or will be established from time to time pursuant to the Restructuring Plan, together with their respective Affiliates. “Group Company” shall mean any one of the Group Companies.

(j)                                    “Governmental Authority” shall mean the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

(k)                                 “Investment Framework Agreement” shall mean the Investment Framework Agreement set out in Exhibit D attached hereto.

(l)                                     “Memorandum and Articles of Association” means the memorandum and articles of association of the Company, as the same may be amended from time to time.

(m)                             “Material Adverse Effect” means any (a) in the case of Group Companies, event, occurrence, fact, condition, change or development that has had, has, or could reasonably be expected to have a material adverse effect on the business, properties, assets, employees, operations, results of operations, condition (financial or otherwise), prospects or liabilities of the Group Companies taken as a whole, or (b) material impairment of the validity or enforceability of this Agreement or the Note against any Group Company or any of the Founder Parties.

(n)                                 “Offshore Revenue” means the gross revenue generated from HK Company and Singapore Company from time to time from the establishment of the Offshore Escrow Account, after deducting applicable tax and fees charged by relevant bank actually paid or to be paid before Share Charge on such gross revenue.

(o)                                 “PRC” and “China” shall mean the People’s Republic of China (for the purpose of this Agreement, not including Hong Kong and Macau Special Administrative Regions and Taiwan).

(p)                                 “Qualified IPO” shall mean an initial public offering on a Qualified Exchange with gross proceeds to the Company of at least US$400 million and which values the fully diluted pre-money equity of the Company at US$3 billion or more.

(q)                                 “Qualified Exchange” means the NYSE, the NASDAQ or the Main Board of the Hong Kong Stock Exchange. For the avoidance of doubt, China CDR is not deemed a listing and shall be deemed a financing.

(r)                                    “RMB” means the lawful currency of the PRC.

(s)                                   “Requisite Shareholders” shall mean the shareholders who hold collectively 90% of the registered capital of Ucommune.

(t)                                    “Restructuring Plan” shall mean the Restructuring Plan set out in Exhibit B attached hereto.

(u)                                 “Shareholders’ Agreement” shall mean that certain Shareholders’ Agreement executed by and among the Company and the shareholders of the Company, as the same may be amended from time to time.

(v)                                 “Statement Date” shall mean December 18, 2018.

(w)                               “Series D-1 Preferred Shares” shall mean the Series D-1 Preferred Shares of the Company with the privileges and preferential rights attached thereto being stated in the Memorandum and Articles of Association of the Company.

(x)                                 “Series D-2 Preferred Shares” shall mean the Series D-2 Preferred Shares of the Company with the privileges and preferential rights attached thereto being stated in the Memorandum and Articles of Association of the Company.

(y)                                 “Series D-3 Preferred Shares” shall mean the Series D-3 Preferred Shares of the Company reclassified by the existing shares with the privileges and preferential rights attached thereto being stated in the Memorandum and Articles of Association of the Company.

(z)                                  “Series D Preferred Shares” shall mean the Series D-1, Series D-2 and Series D-3 Preferred Shares of the Company.

(aa)                          “Series D Share Subscription Agreement” shall mean the Series D Preferred Share Subscription Agreement to be executed by and between the Company and the Lender.

(bb)                          “Signing of VIE Contracts” shall means the completion of all of the following actions or transactions: (i) the incorporation of an intermediary company in Hong Kong; (ii) the incorporation of a wholly-foreign-owned enterprise in PRC; and (iii) the execution of the variable interest entities contracts, in form and substance that comply with consolidation requirements of applicable accounting standards, by the applicable Group Companies.(iv) the execution of the Commitment Letter by the Requisite Shareholders, and (v) the completion of SAFE 37# Registration of all applicable registered shareholders of Ucommune who will hold shares in the Company.

(cc)                            “Third Party Financing” shall mean any financing transaction of any equity securities or any other instruments convertible into the equity securities of the Company or its Affiliates with any third party, excluding the financing transaction for purposes of restructuring contemplated under the Investment Framework Agreement. The share swap transactions that Ucommune or any PRC subsidiaries may conduct from time to time shall not be deemed as a Third Party Financing, provided that any third party shall not, through such share swap transactions, directly or indirectly obtain more than 10% of the equity interest of Ucommune or the Company.

(dd)                          “Tax” means all forms of taxation, estate, duties, deductions, withholdings, imposts, levies, fees, charges, and social security contributions imposed, levied, collected, withheld or assessed by any local, municipal, regional, urban, governmental, state, national or other body in the PRC or any other jurisdiction and any interest, additional taxation, penalty, surcharge or fine in connection therewith.

(ee)                            “US Dollars” and “US$” shall mean the lawful currency of the United States of America.

[The Following of This Page Is Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

COMPANY

Ucommune Group Holdings Limited

By:	/s/ Angela Bai
Name: Angela Bai
Title: Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

LENDER

All-Stars SP X Limited

By:	/s/Weidong (Richard) JI
Name: Weidong (Richard) JI
Title: Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

UCOMMUNE

Ucommune (Beijing) Venture Investment Co., Ltd.

/s/Seal of Ucommune (Beijing) Venture Investment Co., Ltd.

(Common Seal)

By:	/s/ Daqing Mao
Name: Daqing Mao
Title: Legal Representative

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

FOUNDER

Daqing Mao

By:	/s/ Daqing Mao

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

FOUNDER

Angela Bai

By:	/s/ Angela Bai

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT

IN WITNESS WHEREOF, the undersigned have executed, or have caused to be executed, this NOTE PURCHASE AGREEMENT on the date first written above.

FOUNDER HOLDING COMPANY

Baixh Limited

By:	/s/ Angela Bai
Name: Angela Bai
Title: Director

SIGNATURE PAGE TO NOTE PURCHASE AGREEMENT